CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of The Piedmont Investment Trust and to the use of our report dated May 5, 2006 on The Piedmont Select Value Fund's (a series of shares of The Piedmont Investment Trust) financial statements and financial highlights as of and for the period ended March 31, 2006. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.




                                            /s/ Briggs, Bunting & Dougherty, LLP
                                            Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
July 20, 2006